Exhibit 10.5
April 3, 2012

Geoffrey A. Eisenberg
President & Chief Executive Officer
West Marine, Inc.
500 Westridge Drive
Watsonville, California 95076

Dear Geoff:

This letter “Agreement” (including the attached “Addendum”) memorializes the terms and conditions under which you have resigned as President & Chief Executive Officer (collectively, “CEO”) of West Marine, Inc. and its subsidiaries (collectively, “West Marine”) and will provide transition services to West Marine following your resignation.

1.      Resignation and Transition Services:
a.      You have submitted to the Board of Directors of West Marine (“Board”) your resignations as CEO and as a member of the Board, effective as of a date to be selected by the Board in its sole discretion, but in no event later than the date a successor CEO (“Successor”) is appointed by the Board (“Resignation Date”).  From and after the date of this Agreement until the Resignation Date, you have agreed to continue to execute your duties as CEO on a full-time basis and continue to serve as a member of the Board.  The Board has accepted your resignation as CEO and as a member of the Board effective as of the Resignation Date.  You acknowledge that your resignation from the Board did not result from any disagreement with West Marine’s management or the Board on any matter relating to West Marine’s operations, policies or practices.

b.      Beginning on the Resignation Date you will become a consultant to West Marine, reporting to the Chairman of the Board (“Chairman”) and the Board, for a period of eighteen (18) months. In such capacity, you will perform work as directed by the Chairman and/or the Board to facilitate an effective transition of the leadership of West Marine to your Successor, including working with the Board, your Successor, other associates, customers and/or industry leaders and groups, as determined by the Chairman and/or the Board, on matters appropriate for an executive officer or director (the “Consulting Position”).  The Consulting Position requires you to be available, on an on-call basis, to provide your business advice from time to time; it will not require devotion of substantial time, and in all events will not exceed 20% of the average level of services you performed during the 36 months immediately preceding the Resignation Date (to ensure your resignation qualifies as a “separation from service” under IRS rules).

2.      Consideration:
a.      Consideration:  As compensation for the services set forth above, and in consideration of your signing this Agreement, West Marine:

(i)      For the period up to your Resignation Date, will continue to provide you your current compensation and benefits, provided that you shall not be eligible to receive any equity awards after the date of this Agreement;

(ii)      For the payroll period that includes your Resignation Date, will pay you for any accrued but unused Paid Time Off as of your Resignation Date.

(iii)      For the period beginning the day after your Resignation Date and continuing for eighteen (18) months, unless your Consulting Position is terminated earlier for “Cause” or death:  (A) will pay you a total of $822,000, payable in substantially equal installment payments over such eighteen (18) month period on West Marine’s regularly-scheduled payroll dates, provided that all installments due for the first six months following your Resignation Date shall be withheld and paid to you the first business day following such six month period (to ensure compliance with IRS deferred compensation rules); and (B) assuming you timely elect to continue your medical

Mr. Geoffrey A. Eisenberg
April 3, 2012

and/or dental insurance coverage under “COBRA,” will pay you monthly an amount equal to the COBRA premiums due for such month, so long as you remain eligible for such coverage, up to eighteen (18) months; these payments shall be subject to income and payroll tax withholding.

(iv)           As of your Resignation Date, will amend your outstanding 2011 stock option award (with respect to 25,000 shares) to:  fully vest your rights to such stock options, make such options exercisable as of the dates they otherwise would have become vested (if you had continued to be employed by West Marine), and allow you to exercise such options (in accordance with their terms) anytime prior to their expiration date.

(v)      As of your Resignation Date, will amend your outstanding 2011 restricted stock unit award (with respect to 12,500 shares) to:  fully vest your rights to such restricted stock units, and make them payable to you as of the dates they otherwise would have become vested (if you had continued to be employed by West Marine).

(vi)            In 2013, will pay you an annual bonus, based upon actual performance of West Marine for all of 2012, with the amount of your bonus pro-rated in accordance with the number of calendar days during 2012 when you were CEO, and the bonus paid at the same time West Marine pays 2012 annual bonuses to its officers.

b.      Conditions:
(i)      The consideration outlined in Section 2(a)(iii) above shall terminate if the Board terminates your Consulting Position for Cause.  For these purposes, “Cause” shall mean that the Board has terminated your Consulting Position because of:  (A) your gross negligence in the performance of your duties and responsibilities; (b) your willful commission of an act that constitutes gross misconduct that is materially injurious to West Marine; (c) your willful material violation of a material federal or state law or regulation applicable to West Marine’s business, or (d) your willful breach of a material provision of this Agreement.

(ii)      The consideration outlined in Section 2(a) above shall not be reduced by any compensation earned or paid to you by a third party (whether by employment or by functioning as an independent contractor) during the term of the Consulting Position.

(iii)      West Marine hereby confirms that the stock options granted to you between November 7, 2008 and December 10, 2010 are fully vested and you have the right to exercise such options (in accordance with their terms) anytime prior to their expiration date.

3.      Miscellaneous:
a.      Successors and Assigns:  This Agreement is personal to you and may not be assigned by you without the written agreement of West Marine. The rights and obligations of this Agreement shall inure to the successors and assigns of West Marine.

b.      Enforceability:  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the arbitrators or court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

c.      Governing Law/Arbitration/Venue:  This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any choice of law rules.  With the exception of a suit for injunctive or equitable relief, any dispute concerning the interpretation or enforcement of this Agreement, or any other related matter, shall be resolved by a three member arbitration panel in Santa Cruz, California in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association.  You therefore specifically waive any right to jury trial on such disputes. The decisions and awards rendered by the arbitrators shall be final and conclusive and may be entered in any court having jurisdiction

Mr. Geoffrey A. Eisenberg
April 3, 2012

thereof as a basis of judgment and of the issuance of a writ for its collection.  Each party shall choose an arbitrator, and those two arbitrators shall choose a third.  West Marine shall pay the cost of the arbitrators, and unless the arbitrators otherwise determine, each party shall be responsible for his or its cost of the arbitration (e.g., attorneys fees).  The parties shall keep confidential from third parties the existence of any claim, controversy or dispute and the determination thereof, unless otherwise required by law. Nothing in this subsection shall be construed as precluding West Marine from bringing an action for injunctive relief or other equitable relief for enforcement of any restrictive covenants in this Agreement. Any suit for injunctive or equitable relief shall have venue in Santa Cruz County, California, in either state court (Santa Cruz County District Court) or federal court (United States District Court for the District of California). You and West Marine hereby consent to submit to the personal jurisdiction of such courts and agree not to bring any action relating to this Agreement or your employment and/or termination in any court other than Santa Cruz County District Court or United States District Court for the District of California.

d.      Entire Agreement:  This Agreement (which for all purposes includes the Addendum) contains the entire agreement between you and West Marine relating to the termination of your employment with West Marine and the services you will render after your Resignation Date, and it may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties relating to the subject matter hereof (except re Confidential Information), including, but not limited to any such agreements and/or understandings concerning termination or separation benefits you may have been eligible for or entitled to from West Marine (including but not limited to any benefit under the West Marine Executive Officer Severance Plan).

e.      Acknowledgment of Reading and Understanding:  By signing this Agreement, you acknowledge that you have read this Agreement and understand that the release(s) of claims is a full and final release of all claims you may have against West Marine and the other Releasees.

Sincerely,

WEST MARINE, INC

_/s/ Randy Repass_____________________
Randy Repass, Chairman of the Board

I have read the above Agreement, and I understand and agree to its contents. I am signing this Agreement knowingly, voluntarily and without reliance upon any statement made by a director, employee, agent or attorney of West Marine.

_/s/ Geoffrey A. Eisenberg_______________                                                                                     April 3, 2012
Geoffrey A. Eisenberg

Mr. Geoffrey A. Eisenberg
April 3, 2012
Addendum Page 1

ADDENDUM

This is an Addendum to that certain letter Agreement by and between Geoffrey A. Eisenberg and West Marine, Inc. and its subsidiaries dated April 3, 2012 relating to Mr. Eisenberg’s resignation from West Marine.  This Addendum in an integral part of such Agreement, and is hereby incorporated and made a part of such Agreement.  All capitalized terms used herein shall have the same meaning as set forth in the Agreement.

A.      Release:
a.      General Release:  In exchange for the consideration set forth in Section 2(a) (iii), (iv), (v) and (vi) of the Agreement, you hereby unconditionally release and discharge West Marine, and all its affiliates, together with each of their current, former and future employees, officers, directors, agents, insurers, representatives, counsel, shareholders, predecessors, successors, assigns and the like, and all other persons or entities affiliated with, related to or acting by, through or in concert with any of them (referred to as "the Released Parties") from all liability for damages or claims or demands, whether known or unknown, of any kind, including but not limited to all claims for costs, expenses and attorney’s fees arising on or before the date you sign this Agreement (“Claims”), including, but not limited to, Claims arising out of or related to the termination of your employment with West Marine.  Some examples of the released Claims are:

(i)      Claims of discrimination, retaliation or violation of civil rights (including but not limited to any Claims arising under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Human Rights Act, and any other applicable local, state or federal anti-discrimination or human rights statutes);

(ii)      Claims based on any legal restriction on West Marine’s right to terminate your employment; and

(iii)      Any Claims you may have for wages, bonuses, commissions, severance, penalties, deferred compensation, stock, stock options, vacation pay, and/or any other form of remuneration or benefits.

You understand and agree that the above list contains examples only and does not contain all claims that you are releasing.  You further agree to wave irrevocably any right to recover under any Claim that may be filed against any of the Releasees on your behalf by or with the Equal Employment Opportunity Commission or any other governmental agency, court or otherwise.  This release does not extend to any obligations incurred under this Agreement or to any earned but unpaid “wages,” as defined in Section 200 of the Labor Code of the State of California.

b.      Unknown Claims; Waiver of Civil Code Section 1542:  You acknowledge and agree that the releases provided herein shall apply to all unknown and/or unanticipated claims as well as those known and/or anticipated.  You waive any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and any similar law of any state or territory of the United States or other jurisdiction).  This section provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor."

c.      No Prior Claims; No Assignment of Claims:   You represent and warrant that you have not (i) filed any complaints or charges or lawsuits against West Marine or any other Releasee with any governmental agency, court, or other forum, or (ii) heretofore assigned or transferred, or purported to assign or transfer, to any person or entity any Claim or other matter herein released.

Mr. Geoffrey A. Eisenberg
April 3, 2012
Addendum Page 2

d.      Rescission/Revocation/Consideration Period:  (i)  By signing this Agreement, you acknowledge and agree that West Marine informed you that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to you.

(ii)      You may revoke (i.e., rescind) (1) your release of claims under the Age Discrimination in Employment Act of 1967 for any reason within seven (7) calendar days after signing this Agreement and/or (2) your release of claims under the California Human Rights Act for any reason within fifteen (15) calendar days after signing this Agreement. The two rescission periods shall run concurrently. If you revoke one or both such releases, West Marine shall have no further obligation under this Agreement.

(iii)      To revoke the release of either type of claim, you must provide written notice, by hand delivery or mail, to West Marine’s General Counsel within the applicable 7-day or 15-day period. If sent by mail, it must be: (A) postmarked within the 7-day period; (B) properly addressed to West Marine’s General Counsel, 500 Westridge Drive, Watsonville, CA 95076; and (C) sent by certified mail, return receipt requested.

B.      Non-Disparagement and Non-Solicitation:
a.      You agree that you will not disparage the personal or business reputations of West Marine, or its current, past or future directors, officers, employees, or agents.

b.      You agree that during the term of your employment with West Marine, and for two (2) years following your Resignation Date, you will not:  (i) without the prior consent of the Board, solicit or cause to be employed or retained any person who is (or within the prior 6 months was) an associate of West Marine (unless his or her employment with West Marine was involuntarily terminated during such 6 month period) by any person or entity (including by any person or entity with whom or which you become associated); or (ii) knowingly or intentionally interfere in any way with the contractual relationship between West Marine and any vendor or customer of West Marine.

C.      Company Information and Property:
a.      Confidentiality:  You acknowledge having had access to trade secrets and proprietary and confidential information of West Marine relating to its business and the business of its affiliates, vendors and customers (“Confidential Information”), which information includes, without limitation, non-public information regarding:  processes, techniques, systems, methods, materials, formulas and research; names or classes of customers, vendors or personnel; financial information; management development reviews; product cost, pricing, sales and billing policies, data or forecasts; and plans and strategies for operations, marketing, promotions, sales, expansion and acquisition (including store openings/closings). You represent that (i) you have complied with and will continue to comply with all of the terms of West Marine’s policies to which you are bound regarding maintaining the confidentiality of such information including, without limitation, the confidentiality obligations outlined in West Marine’s Associate Handbook and the confidentiality agreement you previously signed; and (ii) you will preserve as confidential all Confidential Information as well as all trade secrets and proprietary information of West Marine.

b.      Exclusive Services:  You agree that during the term of your Consulting Position, you will provide the Board at least fifteen (15) business days advance notice before rendering personal services (including as an employee, director or consultant) to any business that would especially benefit from the Confidential Information, including a business that competes, or is pursuing a course of action which will compete, with West Marine in a material way.  If you proceed to render such personal services to any such business during the term of your Consulting Period without the consent of the Board, then (i) the Board, in its discretion, may immediately terminate the Consulting Period for “Cause,” and (ii) any stock options or restricted stock units which were

Mr. Geoffrey A. Eisenberg
April 3, 2012
Addendum Page 3

vested in accordance with Section 2a(iv) and (v) of the Agreement shall immediately terminate and be forfeited, and to the extent you previously exercised such stock options or received payment of such restricted stock units, you shall immediately return to West Marine the number of shares you received therefore.

c.      Return of Company Property:  You agree that as of your Resignation Date, you will return to West Marine all West Marine property that you have in your possession or under your control, including, but not limited to:  files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges, and keys); and, any materials of any kind that contain or embody any Confidential Information (and all reproductions thereof).

C.  Cooperation:  At West Marine’s request, you will cooperate with West Marine in any pending or future claims or lawsuits involving West Marine where you have knowledge of the underlying facts. In addition, for a period of five years from the Resignation Date, you will not voluntarily aid, assist, or cooperate with any claimants or plaintiffs or their attorneys or agents in any claims or lawsuits commenced in the future against West Marine; provided, however, that nothing in this Agreement will be construed to prevent you from testifying truthfully and completely at an administrative hearing, a deposition, or in court in response to a lawful subpoena or as otherwise required by law, in any litigation or proceeding involving West Marine.

I have read the above Addendum, which is an integral part of the Agreement, and is incorporated into such Agreement.  I understand and agree to its contents. I am signing this Addendum knowingly, voluntarily and without reliance upon any statement made by a director, employee, agent or attorney of West Marine.

/s/ Geoffrey A. Eisenberg                                                                          April 3, 2012
Geoffrey A. Eisenberg